Exhibit 10.32

UNIT SUBSCRIPTION AGREEMENT

(Class A Units and Class B Units of the Aggregator)

THIS UNIT SUBSCRIPTION AGREEMENT (this “Agreement”) by and between Mozart Management Aggregator LLC, a Delaware limited liability company (the “Aggregator”), Mozart Holdings, LP, a Delaware limited partnership (“Holdings”), and the individual (“Executive”) named on the individual’s signature page hereto (the “Signature Page”) is made as of the Closing Date.

WHEREAS, Holdings is an indirect interest holder of Medline Industries, LP (the “Employer”);

WHEREAS, in connection with the closing of the transactions (the “Transaction”) contemplated by that certain Purchase and Sale Agreement, dated as of June 5, 2021 (as amended, the “Purchase Agreement”), by and among the Employer (f/k/a Medline Industries, Inc.), Mozart HoldCo, Inc., Mozart Debt Merger Sub Inc., Mozart RE Debt Merger Sub Inc. and Mozart Buyer LP, Executive desires to subscribe for and acquire from the Aggregator, and the Aggregator desires to issue and provide to Executive, Class A Units of the Aggregator (collectively, the “Common Units”) in the amount (if any) set forth on the Signature Page and Section 2.1, as hereinafter set forth;

WHEREAS, on the terms and subject to the conditions hereof, to the extent Executive subscribes for Common Units, the Aggregator desires to acquire from Holdings, and Holdings desires to issue and provide to the Aggregator, Class A Holdings Units;

WHEREAS, on the terms and subject to the conditions hereof, Executive desires to subscribe for and acquire from the Aggregator, and the Aggregator desires to issue and provide to Executive, Class B Units of the Aggregator (collectively, the “Incentive Units” and, together with the Common Units, the “Units”) in the amount (if any) set forth on the Signature Page, as hereinafter set forth;

WHEREAS, on the terms and subject to the conditions hereof, to the extent Executive subscribes for Incentive Units, the Aggregator desires to acquire from Holdings, and Holdings desires to issue and provide to the Aggregator, Class B Holdings Units which shall be subject to the same terms and conditions as the Incentive Units; and

WHEREAS, this Agreement is one of several agreements being entered into by the Aggregator and Holdings with certain persons who are or will be directors or key employees or advisors of the Aggregator, Holdings, the Employer or one or more of their respective Affiliates as part of a management equity purchase plan designed to comply with Regulation D or Rule 701, as applicable, promulgated under the Securities Act.

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1. Definitions. Defined terms are as set forth in Exhibit I hereto and capitalized terms not defined herein or in Exhibit I shall have the meaning set forth in the Plan, or if not defined therein, in the Aggregator LLC Agreement or if not defined therein, in the Holdings LP Agreement.

2. Units.

2.1 Purchase of Common Units of the Aggregator. Pursuant to the terms and subject to the conditions set forth in this Agreement, if the amount specified as the “Investment Amount” under the heading “Common Units” set forth on the Signature Page hereto (such amount, the “Investment Amount”) is greater than zero, (a) Executive hereby subscribes for, and the Aggregator hereby agrees to issue to Executive on the Closing Date, a number of Common Units equal to the quotient of (x) the Investment Amount, divided by (y) $1.00 per Common Unit (such quotient, the “Purchased Common Units”) and (b) at the Closing, Executive shall transfer, contribute and deliver to the Aggregator an amount in immediately available cash equal to the Investment Amount (including, if applicable, through the proceeds of a loan from Holdings to Executive pursuant to a separate promissory note), and the Aggregator shall issue to Executive a number of Common Units equal to the Purchased Common Units; provided, in the event a portion of such Investment Amount is to be paid using the proceeds of a loan from Holdings, no cash shall actually be transferred to Executive but instead the amount of such loan shall be deemed to have been funded from Holdings to Executive and subsequently contributed by Executive to Aggregator in satisfaction of a portion of the obligations of Executive pursuant to this Section 2.1 and subsequently contributed by Aggregator to Holdings in satisfaction of a portion of the obligations of Aggregator pursuant to Section 2.2 below; provided, further, in lieu of such transfer, contribution, and delivery by Executive (including of the deemed contribution of the proceeds of a loan from Holdings) or the extent such transfer, contribution and delivery is insufficient, Executive authorizes the Aggregator, Holdings, and the Employer to withhold (or cause to be withheld) and pay over (or cause to be paid over) to the Aggregator on behalf of Executive an amount of after-tax cash proceeds that Executive would otherwise receive from the Employer in connection with the Transaction (and such proceeds shall be deemed to be further contributed by Aggregator to Holdings in satisfaction of a portion of the obligations of Aggregator pursuant to Section 2.2 below and then further contributed by Holdings through its Subsidiaries to the Employer); provided, further, if the full Investment Amount is not actually paid over (or, pursuant to the foregoing provisos, deemed to have been paid over) to the Aggregator, Executive shall remain liable for the balance of the Investment Amount not paid over (or, pursuant to the foregoing provisos, deemed to have been paid over) to the Aggregator.

2.2 Purchase of Class A Holdings Units by the Aggregator. If the Investment Amount is greater than zero, in connection with the issuance of Common Units hereunder by the Aggregator, (a) the Aggregator hereby subscribes for, and Holdings hereby agrees to issue to the Aggregator on the Closing Date, a number of Class A Holdings Units equal to the number of Purchased Common Units, and (b) at the Closing, the Aggregator shall transfer, contribute, and deliver to Holdings an amount in immediately available cash equal to the Investment Amount (including any deemed contributions described in Section 2.1 above), and Holdings shall issue to the Aggregator a number of Class A Holdings Units equal to the Purchased Common Units; provided, in lieu of such transfer, contribution, and delivery by the Aggregator, the Aggregator authorizes Executive, Holdings, and the Employer to pay over (or cause to be paid over) to Holdings on behalf of the Aggregator the amount of cash that would otherwise have been received by the Aggregator pursuant to Section 2.1 above; provided, further, if the full Investment Amount is not actually paid over (or, pursuant to Section 2.1 above, deemed to have been paid over) to Holdings, the Aggregator shall remain liable for the balance of the Investment Amount not paid over (or, pursuant to Section 2.1 above, deemed to have been paid over) to Holdings.

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2.3 Grant of Incentive Units of the Aggregator. Pursuant to the terms and subject to the conditions set forth in the Plan, this Agreement and Section 6.4(c)(iii) of the Aggregator LLC Agreement (the terms of which are incorporated herein by reference), if the number of Incentive Units set forth on the Signature Page is greater than zero, Executive hereby subscribes for, and the Aggregator hereby agrees to issue and award to Executive on the Closing Date, the number of Incentive Units set forth on the Signature Page in exchange for the services performed (or to be performed) to or for the benefit of the Aggregator, Holdings, the Employer and/or one of their respective Affiliates by Executive, and subject to vesting in accordance with Schedule A hereto.

2.4 Grant of Class B Holdings Units. If the number of Incentive Units set forth on the Signature Page is greater than zero, in connection with the grant of the Incentive Units hereunder by the Aggregator, Holdings hereby grants to the Aggregator, effective as of the Closing Date, an equivalent number of Class B Holdings Units, with a Deemed Unit Price applicable to such Class B Holdings Units specified on the Signature Page, subject to the terms of the Holdings LP Agreement (including, for the avoidance of doubt, Section 4.4(c)(iii) thereof). The Class B Holdings Units being granted hereby shall be Catch-Up Class B Units (as defined in the Holdings LP Agreement), and shall have a “catch-up amount” per Class B Holdings Unit, for purposes of Section 4.5(a)(ii) of the Holdings LP Agreement, equal to the amount specified on the Signature Page.

2.5 The Closing. The closing (the “Closing”) of the issuance of Common Units (if any) and the grant of Incentive Units (if any) hereunder shall take place on the date specified on the Signature Page (the “Closing Date”) but following the closing of the transactions contemplated by the Purchase Agreement.

2.6 Section 83(b) Election. Within 20 days after the Closing, Executive shall (a) file (via certified mail, return receipt requested) with the Internal Revenue Service a completed election with respect to the Units subscribed for at the Closing under Section 83(b) of the Code, and the regulations promulgated thereunder, in the form attached hereto as Exhibit III, and (b) provide the Aggregator and the Employer with a copy of such filing. Executive should consult his or her tax advisor regarding the consequences of a Section 83(b) election, as well as the receipt, vesting, holding and sale of the Common Units and the Incentive Units.

2.7 Closing Conditions. Notwithstanding anything in this Agreement to the contrary, the Aggregator shall be under no obligation to issue or grant to Executive any Units unless (a) Executive is an employee of, or consultant or other service provider to, the Employer or one of its Affiliates on the Closing Date, (b) the representations of Executive contained in Section 3 hereof are true and correct in all material respects as of the Closing Date, and (c) Executive is not in material breach of any agreement, obligation or covenant herein required to be performed or observed by Executive on or prior to the Closing Date.

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3. Investment Representations and Covenants of Executive. Executive acknowledges and represents the representations and warranties as set forth in Exhibit II hereto.

4. Certain Sales and Forfeitures upon Termination of Employment.

4.1 Interim Liquidity Date.

(a) Executive’s Put Right. Upon the occurrence of an Interim Liquidity Date, Executive shall have the right, for 10 business days following the Aggregator’s written notice to Executive of such Interim Liquidity Date (the “Aggregator Notice”), to require the Aggregator to repurchase from Executive and Executive’s Group (i) up to 50% of Executive’s Common Units acquired under this Agreement and held (including by Executive’s Group) as of the Interim Liquidity Date (subject to the limitations in Section 4.1(c) and Section 5 below) at a purchase price per Common Unit equal to Fair Market Value (which in all cases will be determined without applying any minority or illiquidity or other discount of any kind) (measured as of the Interim Liquidity Date) and (ii) up to 50% of Executive’s Vested Incentive Units (including any Vested Incentive Units held by Executive’s Group) acquired under this Agreement and held as of the Interim Liquidity Date (subject to the limitations in Section 4.1(c) and Section 5 below) at a purchase price per Vested Incentive Unit equal to Fair Market Value (measured as of the Interim Liquidity Date) (Executive’s put right in this Section 4.1(a), the “Put Right”, and the Units with respect to which the Put Right is exercised, the “Put Units”). Notwithstanding anything herein to the contrary, (i) if Executive’s employment with the Employer and its Affiliates is terminated by the Employer or its Affiliates for Cause (or if Executive voluntarily resigns Executive’s employment with the Employer and its Affiliates when grounds for Cause exist), or in the event of a Restrictive Covenant Violation, the Put Right shall expire immediately upon such termination or Restrictive Covenant Violation, and (ii) if Executive’s employment with the Employer and its Affiliates terminates for any other reason, Executive shall not have a Put Right with respect to any Interim Liquidity Date that occurs upon or following the first anniversary of such termination (or if earlier, upon or following a Sale Transaction or an initial Public Offering).

(b) Procedures. The Aggregator shall provide the Aggregator Notice, which notice shall specify an estimate of the Fair Market Value of the Common Units and the Incentive Units, in each case, as of the Interim Liquidity Date. If Executive desires to exercise the Put Right, Executive shall send written notice (the “Put Notice”) to the Aggregator, of his or her intention to require the Aggregator to purchase the applicable Common Units and/or Vested Incentive Units, within 10 business days following the Aggregator Notice, specifying the percentage of Common Units and/or Vested Incentive Units to be purchased. Subject to the provisions of Section 4.1(c) and Section 5, the closing of the purchase shall take place at the principal office of the Aggregator on a date specified by the Aggregator not later than the 30th day after the Interim Liquidity Date.

(c) Certain Limitations on the Executive’s Put Right; Certain Delays. Notwithstanding the foregoing, with respect to each Interim Liquidity Date, the following shall apply:

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(i) In the event that the purchase price of the Put Units, together with the purchase price payable pursuant to provisions in agreements with other employees or service providers of Holdings and its Affiliates that are similar to this Section 4.1 (whether such similar provisions are with respect to Class A Units and/or Class B Units) (such provisions, “Other Put Rights”), would be greater than the product of (x) 7.5% multiplied by (y) Holdings’ annual Net Income with respect to the 12-month period ending on the last day of the fiscal quarter immediately preceding the fiscal quarter in which such Interim Liquidity Date occurs (such product, the “Put Right Purchase Price Cap”), the number of Put Units shall be reduced, based on a reduction applied pro rata to all Units with respect to which the Put Right herein and the Other Put Rights were exercised in connection with such Interim Liquidity Date, such that the aggregate purchase price payable pursuant to the Put Right herein and the Other Put Rights in connection with such Interim Liquidity Date is not greater than the Put Right Purchase Price Cap. If the foregoing reduction is applicable, then Aggregator shall provide Executive with written notice thereof, and the closing of the purchase shall occur as set forth in Section 4.1(b) with respect to the number of Put Units after giving effect to such reduction.

(ii) In the event that the leverage threshold, as determined based on the aggregate amount of debt outstanding under the Financing Agreements (the “Leverage Threshold”) as of such Interim Liquidity Date, is equal to or greater than 5.0x, the Aggregator may defer the closing of the Put Right until the date that is 18 months following such time as the General Partner concludes that the Leverage Threshold is less than 5.0x; provided that the Executive shall have the right to withdraw the Put Notice up to ten (10) days prior to the deferred closing of the Put Right.

4.2 Call Option.

(a) If Executive’s employment with the Employer and its Affiliates is terminated by the Employer or its Affiliates for Cause (or if Executive voluntarily resigns Executive’s employment with the Employer and its Affiliates when grounds for Cause exist) or in the event of a Restrictive Covenant Violation, the Aggregator shall have the right, for 12 months following, as applicable, each of (i) the Termination Date or (ii) the date of such violation or conduct (or, if later, the date on which the General Partner has actual knowledge thereof), to purchase (together with the rights in Section 4.2(b), the “Call Option”), and each member of Executive’s Group shall be required to sell to the Aggregator, all or any portion of the Common Units and Vested Incentive Units then held by such member of Executive’s Group at a purchase price per Unit equal to the lesser of (i) Fair Market Value of such Unit (measured as of the date on which the election to purchase such units is delivered (the “Repurchase Notice Date”) and (ii) Cost; provided, that such purchase price shall not be less than zero. Except as provided in this Section 4.2(a), no Call Option shall exist with respect to the Executive’s Common Units and Vested Incentive Units.

(b) If the Aggregator desires to exercise the Call Option pursuant to this Section 4.2, the Aggregator shall send written notice to each member of Executive’s Group of its intention to purchase Units, specifying the number and class of Units to be purchased and the purchase price thereof (the “Call Notice”). Subject to the provisions of Section 5, the closing of the purchase shall take place at the principal office of the Aggregator on a date specified by the Aggregator not later than the 30th day after the giving of the Call Notice. Notwithstanding the foregoing, if the Aggregator elects not to exercise the Call Option pursuant to this Section 4.2 (or elects to exercise the Call Option with respect to less than all Units), the Blackstone Limited Partner, the Carlyle

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Limited Partner, and the H&F Limited Partner may elect to cause one of its Affiliates or another designee to purchase such Units on the same terms and conditions set forth in this Section 4.2 by providing written notice to each member of Executive’s Group of its intention to purchase Units, and the provisions herein with respect to the Call Option shall be deemed to apply to such applicable Limited Partner(s) mutatis mutandis. If more than one of the Blackstone Limited Partner, the Carlyle Limited Partner, and the H&F Limited Partner shall so elect, then such electing Limited Partners shall be entitled to participate on a pro-rata basis, proportionate to their then-current ownership of Units.

(c) The provisions of this Section 4.2 shall cease to be effective upon the occurrence of a Sale Transaction in connection with which all of the Units are cancelled in exchange for cash proceeds.

4.3 Executive and Executive’s Group; Obligation to Sell Several.

(a) For purposes of Section 4.1 and Section 4.2, to the extent that the Put Right or the Call Option is exercised and there is more than one member of Executive’s Group, the requirement to purchase or sell, as applicable, any Units with respect to which the Put Right or the Call Option, as applicable, is exercised (the Units with respect to which the Call Option is exercised, the “Called Units”) shall first apply to any such Put Units or Called Units, as applicable (and within the Common Units or Incentive Units, as applicable), then-held by the Executive. To the extent that such Put Right or Call Option, as applicable, is exercised in respect of a number of Put Units or Called Units, as applicable, that is greater than the number of Units then-held by the Executive (as determined within the Common Units or Incentive Units, as applicable), the requirement to purchase or sell, as applicable, such additional Put Units or Called Units, as applicable, shall apply on a pro-rata basis to the members of Executive’s Group other than the Executive.

(b) If there is more than one member of Executive’s Group, the failure of any one member thereof to perform his, her or its obligations hereunder shall not excuse or affect the obligations of any other members thereof, and the closing of the purchases from such other members by the Aggregator shall not excuse, or constitute a waiver of its rights against, the defaulting member.

5. Certain Limitations on the Aggregator’s Obligations to Purchase Units; Certain Delays.

5.1 Prohibition of Purchases. Notwithstanding anything to the contrary contained herein, the Aggregator shall not be obligated to purchase any Units at any time pursuant to Section 4, regardless of whether it has received or delivered a Put Notice or Call Notice, as applicable, to the extent that the purchase of such Units or the payment to the Aggregator, Holdings or one of Holdings’ Subsidiaries of a cash dividend or distribution by the Aggregator, Holdings or a Subsidiary of Holdings to fund such purchase (together with any other purchases of Units pursuant to Section 4 or pursuant to similar provisions in agreements with other employees or service providers of the Employer and its Affiliates of which the Aggregator has at such time been given or has given notice and together with cash dividends and distributions to fund such other purchases) would result in a violation of any law, statute, rule, regulation, policy, order, writ, injunction, decree or judgment promulgated or entered by any federal, state, local, foreign court or governmental authority applicable to the Aggregator, Holdings or any of Holdings’ Subsidiaries or any of its or their property.

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5.2 Payment for Units. If at any time the Aggregator elects or is required to purchase any Units pursuant to Section 4, the Aggregator shall pay the purchase price for the Units it purchases (a) first, by the cancellation of indebtedness of any kind, if any, owing from Executive to the Aggregator, Holdings or any of Holdings’ Subsidiaries (which indebtedness shall be applied pro rata against the proceeds receivable by each member of Executive’s Group receiving consideration in such repurchase) and (b) then, by the Aggregator’s delivery of a check or wire transfer of immediately available funds for the remainder of the purchase price, if any, against delivery of the certificates or other instruments, if any, representing the Units so purchased, duly endorsed; provided, that if (i) any of the conditions set forth in Section 5.1 exists, (ii) the Aggregator has a lack of available cash to purchase such Units, as reasonably determined in good faith by the General Partner, or (iii) such purchase of Units would result in a Financing Default (either directly or indirectly as a result of the prohibition of a related cash dividend or distribution) (each a “Cash Payment Restriction”), the Aggregator may (x) defer the purchase of such Units until the date that is 18 months following such time as the General Partner concludes that such Cash Payment Restriction no longer exists or (y) satisfy payment of the portion of the cash payment so prohibited, to the extent such payment is not prohibited, by the Aggregator’s delivery of a junior subordinated promissory note (which shall be subordinated and subject in right of payment to the prior payment of any debt outstanding under the senior Financing Agreements and any modifications, renewals, extensions, replacements and refunding of all such indebtedness) of the Aggregator (a “Junior Subordinated Note”) in a principal amount equal to the balance of the purchase price, payable within three years (or, if earlier, within 30 days following the date when the Cash Payment Restriction no longer exists, as determined by the General Partner), and bearing interest payable (and compounded to the extent not so paid) as of the last day of each year at the “prime rate” (as published for JPMorgan Chase Bank, from time to time), and all such accrued and unpaid interest payable on the date of the payment of principal (or, if applicable, the last installment of principal), with payments to be applied in the order of: first to any enforcement costs incurred by Executive or Executive’s Group, second to interest and third to principal. The Aggregator shall have the rights set forth in clause (a) of the first sentence of this Section 5.2 whether or not Executive or any member of Executive’s Group is selling such Units even if Executive’s Group is not an obligor of the Aggregator, Holdings, or any of their respective Affiliates. The principal of, and accrued interest on, any such Junior Subordinated Note may be prepaid in whole or in part at any time at the option of the Aggregator. To the extent that the Aggregator is restricted from paying accrued interest that is required to be paid on any Junior Subordinated Note prior to maturity, due to the existence of any Cash Payment Restriction, such interest shall be cumulated, compounded annually, and accrued until and to the extent that such Cash Payment Restriction no longer exists, at which time such accrued interest shall be paid within 60 days after the Cash Payment Restriction no longer exists. Notwithstanding any other provision in this Agreement, the Aggregator may elect to pay the purchase price hereunder in shares or other equity securities of Holdings or one of Holdings’ direct or indirect Subsidiaries with a fair market value equal to the applicable purchase price; provided, that such Subsidiary promptly offers to repurchase such shares or other equity securities for cash equal to the applicable purchase price or a Junior Subordinated Note with a principal amount equal to the applicable purchase price and with the terms and conditions described in this Section 5.2, applied mutatis mutandis.

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5.3 Repayment of Proceeds; Certain Forfeitures.

(a) If (i) Executive’s employment is terminated by the Employer or its Affiliates for Cause (or if Executive voluntarily resigns Executive’s employment with the Employer and its Affiliates when grounds for Cause exist), (ii) a Restrictive Covenant Violation occurs, or (iii) the Employer discovers in the one year following termination of Executive’s employment that grounds for a termination for Cause existed at the time of such termination, then (x) Executive shall be required, in addition to any other remedy available (on a non-exclusive basis), to pay to Holdings or the Aggregator, as applicable, within 10 business days of Holdings’ or the Aggregator’s, as applicable, request to Executive therefor, an amount equal to the excess, if any, of (A) the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) Executive or any of Executive’s Permitted Transferees received upon the sale or other disposition of, or distributions in respect of, Executive’s Units over (B) the aggregate Cost of such Units, and (y) Executive shall forfeit any right to receive any unpaid portion of the purchase price relating to Units that were subject to an exercised Put Right or Call Option. Any reference in this Agreement to grounds existing for a termination with Cause shall be determined without regard to any cure period or other procedural delay or event required prior to a finding of, or termination with, Cause.

(b) Notwithstanding anything to the contrary herein, if the Employer discovers in the one year following termination of Executive’s employment that grounds for a termination for Cause existed at the time of such termination, then all Incentive Units then-held by Executive (and other members of Executive’s Group) will be forfeited immediately without further action by the Aggregator (or to the extent a forfeiture is not permissible under applicable law for any reason, the Incentive Units shall be subject to the Call Option in Section 4.2(a), with a purchase price per Incentive Unit equal to the lesser of (i) Fair Market Value (measured as of the Repurchase Notice Date) and (ii) Cost).

5.4 Delay in Put Right or Call Option. Notwithstanding any other provision in this Agreement, the exercise of the Put Right or the Call Option shall be delayed, in the Aggregator’s discretion, to the minimum extent needed to avoid adverse accounting consequences that would result in the applicable Incentive Units being classified as a “liability award” under generally accepted accounting principles, to the extent the Aggregator intends for such Incentive Units to be classified as an “equity award” thereunder. If the Aggregator delays any Put Right pursuant to this Section 5.4, the Executive may withdrawal the Put Notice up to ten (10) days prior to the closing of the Put Right.

6. Holdings’ Purchases.

6.1 In the event that any Common Units are purchased by the Aggregator pursuant to the applicable terms of Section 4 and Section 5, an equal number of Class A Holdings Units held by the Aggregator shall automatically and simultaneously be purchased by Holdings on the same terms unless otherwise determined by the General Partner. Notwithstanding the foregoing, purchases under Section 4 and Section 5 with respect to Common Units may, in the sole and absolute discretion of the General Partner, be effected by (a) causing the Aggregator to redeem the relevant Common Units in exchange for the corresponding Class A Holdings Units and (b) following the redemption in clause (a), causing Holdings to repurchase such Class A Holdings Units from the relevant holder pursuant to the applicable terms of this Agreement (including, as applicable, the Aggregator LLC Agreement and the Holdings LP Agreement).

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6.2 In the event that any Incentive Units are purchased by the Aggregator pursuant to the applicable terms of Section 4 and Section 5, an equal number of Class B Holdings Units held by the Aggregator shall automatically and simultaneously be purchased by Holdings on the same terms unless otherwise determined by the General Partner. Notwithstanding the foregoing, purchases under Section 4 and Section 5 with respect to Incentive Units may, in the sole and absolute discretion of the General Partner, be effected by (a) causing the Aggregator to redeem the relevant Incentive Units in exchange for the corresponding Class B Holdings Units and (b) following the redemption in clause (a), causing Holdings to repurchase such Class B Holdings Units from the relevant holder pursuant to the applicable terms of this Agreement (including, as applicable, the Aggregator LLC Agreement and the Holdings LP Agreement).

7. Restrictive Covenants (Appendix A). Executive acknowledges and recognizes the highly competitive nature of the businesses of the Employer and its Affiliates and accordingly agrees, in Executive’s capacity as an investor and equity holder in the Aggregator, and indirectly, Employer and its Affiliates, to the provisions of Appendix A to this Agreement. Executive acknowledges and agrees that remedies of the Aggregator, the Employer and its Affiliates at law for a breach or threatened breach of any of the provisions of Appendix A may be inadequate and the Aggregator, the Employer and its Affiliates may suffer irreparable damages as a result of such breach or threatened breach by Executive, regardless of whether Executive then holds Units. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Aggregator, the Employer and its Affiliates, without posting any bond, shall be entitled to (a) cease making any payments or providing any payments or providing any benefit otherwise required by this Agreement and/or (b) obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

8. Miscellaneous.

8.1 Transfers. The Units may only be transferred if permitted by the Aggregator LLC Agreement and the Holdings LP Agreement. Prior to the transfer of Units to a Permitted Transferee, Executive shall deliver to the Aggregator a written agreement of the proposed transferee (a) evidencing such Person’s undertaking to be bound by the terms of this Agreement and the Aggregator LLC Agreement and acknowledging that any corresponding Class A Holdings Units and/or Class B Holdings Units held by the Aggregator are subject to the terms of the Holdings LP Agreement and (b) acknowledging that the Common Units and/or the Incentive Units transferred to such Person will continue to be Common Units and/or Incentive Units, respectively, for purposes of this Agreement in the hands of such Person. Any transfer or attempted transfer of Units in violation of any provision of this Agreement, the Plan, the Aggregator LLC Agreement or the Holdings LP Agreement shall be void, and the Aggregator shall not record such transfer on its books or treat any purported transferee of such Units as the owner of such Units for any purpose. Notwithstanding any provision to the contrary in the Aggregator LLC Agreement or the Holdings LP Agreement, no Unvested Incentive Unit shall be transferred without the prior written consent of the Aggregator, which may be withheld in its sole discretion. For the avoidance of doubt, Units may be transferred to Family Members (as defined in and subject to the Aggregator LLC Agreement).

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8.2 Recapitalizations, Exchanges, Etc. Affecting Units. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to Units, to any and all securities of the Aggregator, Holdings, or any successor or assign of the Aggregator or Holdings (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Units, by reason of any dividend payable in Units, issuance of Units, combination, recapitalization, reclassification, merger, consolidation or otherwise.

8.3 Executive’s Employment by the Employer. Nothing contained in this Agreement shall be deemed to obligate the Aggregator, Holdings, the Employer or any Affiliate of the Aggregator, Holdings or the Employer to employ Executive in any capacity whatsoever or to prohibit or restrict any of them from changing Executive’s role from a management-level employee to a non-management level employee, or terminating the employment of Executive at any time or for any reason whatsoever, with or without Cause.

8.4 Cooperation. Executive agrees to cooperate with the Aggregator and Holdings in taking action reasonably necessary to consummate the transactions contemplated by this Agreement.

8.5 Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that no Permitted Transferee shall derive any rights under this Agreement unless and until such Permitted Transferee has executed and delivered to the Aggregator a valid undertaking and becomes bound by the terms of this Agreement; provided, further, that each of the Blackstone Limited Partner, the Carlyle Limited Partner, and the H&F Limited Partner is a third party beneficiary of this Agreement and shall have the right to enforce the provisions hereof. The parties hereto agree that the rules of construction that a contract shall be construed against the drafter shall not be applied.

8.6 Amendment; Waiver. This Agreement may be amended only by a written instrument signed by the parties hereto. No waiver by any party hereto of any of the provisions hereof shall be effective unless set forth in a writing executed by the party so waiving.

8.7 Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein. Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of Delaware, and each of the Aggregator, Holdings and the members of Executive’s Group hereby submits to the exclusive jurisdiction of such court for the purpose of any such suit, action, proceeding or judgment. Each of the members of Executive’s Group, the Aggregator and Holdings hereby irrevocably waives (a) any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware, (b) any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum and (c) any right to a jury trial.

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8.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, by PDF or other electronic transmission or by overnight courier or three postal delivery days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Aggregator:

Mozart Management Aggregator LLC

c/o Medline Industries, LP

3 Lakes Drive

Northfield, Illinois 60093

Attention: Alex Liberman

Email:  [email address]

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Gregory T. Grogan

Jeannine McSweeney

Email:  [email addresses]

If to Holdings:

Mozart Holdings, LP

c/o Medline Industries, LP

3 Lakes Drive

Northfield, Illinois 60093

Attention: Alex Liberman

Email:  [email address]

and

Mozart Holdings, LP

c/o Blackstone Inc.

345 Park Avenue

New York, New York 10154

Attention: Joseph Baratta

Anushka Sunder

Email:  [email addresses]

and

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Mozart Holdings, LP

c/o The Carlyle Group Inc.

One Vanderbilt Avenue, Suite 3400

New York, NY 10017

Attention: William McMullen

Robert Schmidt

Zachary Marshall

Email:  [email addresses]

and

Mozart Holdings, LP

c/o Hellman & Friedman LLC

415 Mission Street, Suite 5700

San Francisco, CA 94105

Attention: Arrie R. Park

Email:  [email address]

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Gregory T. Grogan

Jeannine McSweeney

Email:  [email addresses]

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Employer.

8.9 Integration. This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the subject matter hereof and thereof; provided, that if the Aggregator, the Employer or its Affiliates from time to time is or becomes a beneficiary under one or more other confidentiality, nondisclosure, non-competition, non-solicitation or non-disparagement provisions (or other provisions similar to those set forth in Appendix A) applicable to Executive under a written agreement, policy and/or plan (“Other Restrictive Covenants”), such Other Restrictive Covenants shall remain in full force and effect and continue in addition to this Agreement. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, subject to the proviso in the first sentence of this Section.

12

8.10 Counterparts. This Agreement may be executed in separate counterparts, and by different parties on separate counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Each counterpart may be executed and delivered by electronic signature.

8.11 Injunctive Relief. Executive and Executive’s Permitted Transferees each acknowledge and agree that a violation of any of the terms of this Agreement will cause the Aggregator, Holdings, and their respective Affiliates irreparable injury for which adequate remedy at law is not available. Accordingly, it is agreed that the Aggregator, Holdings, and/or the applicable Affiliates shall be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which it may be entitled at law or equity.

8.12 Rights Cumulative; Waiver. The rights and remedies of Executive, the Aggregator and Holdings under this Agreement shall be cumulative and not exclusive of any rights or remedies which either would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by either party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party’s other or further exercise or the exercise of any other power or right. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

8.13 Joinder to Aggregator LLC Agreement and Holdings LP Agreement. By executing and delivering this Agreement, Executive hereby adopts and approves the Plan, the Aggregator LLC Agreement and the Holdings LP Agreement and agrees, effective commencing on the date on which Executive first becomes the owner of any Units or otherwise holds any interests of the Aggregator or Holdings in accordance with this Agreement, the Plan, the Aggregator LLC Agreement and the Holdings LP Agreement, to be bound by, and to comply with, the provisions of the Aggregator LLC Agreement and the Holdings LP Agreement as a “Partner” in the same manner as if Executive was a signatory to each such agreement; provided, that for the avoidance of doubt, to the extent Executive does not directly hold Class A Holdings Units or Class B Holdings Units, Executive will not be a “Partner” under the Holdings LP Agreement, but Executive acknowledges that any Class A Holdings Units held by the Aggregator which correspond with Executive’s Common Units and any Class B Holdings Units held by the Aggregator which correspond with Executive’s Incentive Units, in each case, will be subject to the terms of the Holdings LP Agreement to which the Aggregator has become a party by executing and delivering this Agreement (or another Unit Subscription Agreement if executed and delivered prior to the date hereof).

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IN WITNESS WHEREOF, the parties have executed this Unit Subscription Agreement effective as of the Closing Date. By executing this Signature Page, the parties also are agreeing to be bound by the Plan, the Aggregator LLC Agreement and the Holdings LP Agreement, effective as of the Closing Date.

MOZART MANAGEMENT AGGREGATOR LLC

By:	Mozart Holdings, LP,
Its: Managing Member

By: Medline Holdings GP, LLC
Its: General Partner

By:
Name:
Title:

MOZART HOLDINGS, LP

By: Mozart Holdings GP, LLC
Its: General Partner

By: Mozart Holdco, Inc.
Its: Managing Member

By:
Name:
Title:

[Name]

Please check the appropriate box:

☐ Executive is an “accredited investor”[1] within the meaning of Rule 501(a) under the Securities Act.

☐ Executive is not an “accredited investor” within the meaning of Rule 501(a) under the Securities Act.

Closing Date	[•]
Common Units
Investment Amount	[•]
Incentive Units
Number of Incentive Units	[•]
Vesting Commencement Date	[•]
Deemed Unit Price	[•]
Catch-Up Amount Per Class B Holdings Unit	[•]

[1]	You are an “accredited investor” if you meet any of the following tests:

1.

You have an individual net worth, or joint net worth with your spouse or spousal equivalent (i.e., a cohabitant occupying a relationship generally equivalent to that of a spouse), at the time of your purchase exceeding $1,000,000. For purposes of this item, “net worth” means the excess of total assets at fair market value, including automobiles and other personal property but excluding the value of the primary residence of such natural person (and including property owned by a spouse or spousal equivalent other than the primary residence of the spouse or spousal equivalent), over total liabilities. The amount of any mortgage or other indebtedness secured by an investor’s primary residence should not be included as a “liability”, except to the extent the fair market value of the residence is less than the amount of such mortgage or other indebtedness;

2.	You had individual income (excluding your spouse or spousal equivalent) in excess of $200,000 in both 2019 and 2020 and have a reasonable expectation of reaching the same income level in 2021;

3.	You and your spouse or spousal equivalent had joint income in excess of $300,000 in both 2019 and 2020 and have a reasonable expectation of reaching the same income level in 2021; or

[4].

You are a natural person holding in good standing one or more of the following certifications: General Securities Representative license (Series 7), Private Securities Offerings Representative license (Series 82), and Investment Adviser Representative license (Series 65).

CONSENT OF SPOUSE

I, _________________, the undersigned spouse of [Participant Name], hereby acknowledge that I have read the attached Unit Subscription Agreement, the Aggregator LLC Agreement and the Holdings LP Agreement (collectively, the “Equity Documents”) and that I understand their contents. I am aware that the Equity Documents provide for the forfeiture of my spouse’s Units (as defined in the Equity Documents and for purposes of this consent, the “Equity”) under certain circumstances and that the Equity Documents impose other restrictions on the transfer of such Equity. I agree that my spouse’s interest in the Equity is subject to the Equity Documents and any interest I may have in such Equity shall also be irrevocably bound by such Equity Documents and, further, that my community property interest in such Equity, if any, shall be similarly bound by such Equity Documents.

I am aware that the legal, financial and other matters contained in the Equity Documents are complex and I am encouraged to seek advice with respect thereto from independent legal and/or financial counsel. I have either sought such advice or determined after carefully reviewing the Equity Documents that I hereby waive such right.

Acknowledged and agreed this ___ day of _____ 202[•].

Spouse:

Name:
Address:

Signature:

Witness:

Name:
Address:

Signature:

Exhibit I

Definitions

Aggregator LLC Agreement. The term “Aggregator LLC Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of the Aggregator, dated as of October 21, 2021, as may be amended or supplemented from time to time.

Cause. The term “Cause” shall have the meaning ascribed to such term in Executive’s current written employment agreement with Holdings or one of its Affiliates, as may be amended, modified or supplemented from time to time by the parties thereto (the “Employment Agreement”), and if not so defined, or no such Employment Agreement exists, “Cause” shall mean, Executive’s: (i) act of fraud, embezzlement or theft in connection with Executive’s duties or in the course of Executive’s employment or other services; (ii) refusal by Executive to perform his or her material duties (other than as a result of illness, accident or other physical or mental incapacity); provided, that (x) a demand for performance of services has been delivered to Executive by the Employer or its applicable Affiliate at least 30 days prior to such termination identifying the manner in which the Employer or its Affiliate believes that Executive has failed to perform and (y) Executive has thereafter failed to remedy such refusal to perform; (iii) the engaging by Executive in willful, reckless, or grossly negligent misconduct which is or may be materially injurious to the Employer or its Affiliates; (iv) a material breach of any provision of Appendix A hereto or any Other Restrictive Covenant or a material breach of the terms of any employment or similar agreement between Executive and the Employer or its Affiliates; or (v) Executive’s conviction of or a plea of guilty or nolo contendere to a felony.

Cost. The term “Cost” shall mean (i) with respect to each Common Unit, $1.00, and (ii) with respect to each Incentive Unit, $1.00, in each case, as proportionately adjusted for all subsequent distributions on Incentive Units and other recapitalizations, as applicable; provided, that “Cost” may not be less than zero.

Disability. The term “Disability” or “Disabled” shall have the meaning ascribed to such term in Executive’s Employment Agreement, and if not so defined, or no such Employment Agreement exists, “Disability” or “Disabled” shall mean termination of Executive’s employment after three months of Executive’s inability to perform the essential functions of Executive’s duties, with reasonable accommodation (as defined under applicable law), due to a mental or physical illness or incapacity.

Employee and Employment. The term “employee” shall mean, without any inference as to negate Executive’s status as a Member of the Aggregator or Partner of Holdings, if applicable, for all purposes hereunder (subject to the terms hereof) and for federal and other tax purposes, any employee (as defined in accordance with the regulations and revenue rulings then applicable under Section 3401(c) of the Code) of Holdings or any of its Subsidiaries, and the term “employment” shall include service as a part- or full-time employee or consultant, board member, or advisor of Holdings or any of its Affiliates.

Executive’s Group. The term “Executive’s Group” shall mean Executive and Executive’s Permitted Transferees.

Financing Default. The term “Financing Default” shall mean an event which would constitute (or with notice or lapse of time or both would constitute) an event of default under any of the financing documents of Holdings or its Affiliates from time to time (collectively, the “Financing Agreements”) and any restrictive financial covenants contained in the organizational documents of the Aggregator, Holdings or their respective Affiliates.

Good Leaver Termination. The term “Good Leaver Termination” shall mean a termination of Executive’s employment (i) by the Employer or its Affiliates other than for Cause, (ii) due to Executive’s death or Disability, or (iii) by Executive for Good Reason.

Good Reason. The term “Good Reason” shall have the meaning ascribed to such term in Executive’s Employment Agreement, and if not so defined, or no such Employment Agreement exists, “Good Reason” shall mean the occurrence of one or more of the following conditions arising without Executive’s voluntary written consent: (i) any requirement that Executive relocate to a worksite that would increase Executive’s one-way commuting distance by more than 25 miles; (ii) the Employer’s (or its applicable Affiliate’s) material breach of the provisions of its employment or similar agreement with Executive; (iii) a material diminution in Executive’s roles, responsibilities, or scope of authority in the Company Group, and either (x) a reduction in total compensation or (y) a relocation to a different worksite; (iv) a material diminution in Executive’s total compensation; (v) a material change in Executive’s reporting relationships, seniority, or placement in the organizational structure of the Company Group; and (vi) a material change in the nature of the work to be performed by Executive. A “material breach” under clause (ii) above shall be deemed to include, without limitation, the Employer’s or its applicable Affiliate’s failure to pay or provide salary, bonus, or any other form of compensation that is not corrected by the Employer or its applicable Affiliate within 30 days after receiving written notice from Executive. Anything herein to the contrary notwithstanding, Executive shall be required to give written notice to the Employer or its applicable Affiliate that Executive believes an event has occurred that constitutes a Good Reason event within 60 days of the initial occurrence, which written notice shall specify the particular act or acts, on the basis of which Executive intends to so terminate Executive’s employment, and the Employer or its applicable Affiliate shall then be given the opportunity, within 30 days of its receipt of such notice, to cure said event. For the avoidance of doubt, it shall not be Good Reason if the terms of Executive’s employment are different than those terms applicable before the consummation of the Transaction so long as such terms are consistent with the employment agreement as agreed to by Executive and the acquiror and its Affiliates in connection with the Transaction or, if there is no such employment agreement, the employment description communicated by such acquiror and its Affiliates to Executive prior to such consummation.

Holdings LP Agreement. The term “Holdings LP Agreement” shall mean the Amended and Restated Limited Partnership Agreement of Holdings, dated as of October 21, 2021, as may be amended or supplemented from time to time.

Interim Liquidity Date. The term “Interim Liquidity Date” means (i) the fifth anniversary of the consummation of the transactions contemplated by the Purchase Agreement and (ii) every third anniversary thereafter, commencing on the third anniversary of the date described in the foregoing clause (i), in each case, prior to a Sale Transaction or an initial Public Offering.

Plan. The term “Plan” shall mean the Mozart Management Aggregator LLC Equity Incentive Plan, as may be amended or supplemented from time to time.

Restrictive Covenant Violation. The term “Restrictive Covenant Violation” shall mean Executive’s breach of any provision of Appendix A hereto or any Other Restrictive Covenant.

Termination Date. The term “Termination Date” shall mean the date upon which Executive’s employment with the Employer and its Affiliates is terminated for any reason (including death or Disability).

Unvested Incentive Units. The term “Unvested Incentive Units” means, with respect to Executive’s Incentive Units, the number of Incentive Units that are not Vested Incentive Units.

Vested Incentive Units. The term “Vested Incentive Units” means, with respect to an Executive’s Incentive Units, the number of such Incentive Units that are vested and nonforfeitable, as determined in accordance with Schedule A.

Exhibit II

Representations and Warranties

1. Units Unregistered. Executive acknowledges and represents that Executive has been advised by the Aggregator that:

(a) the offer and sale of the Units have not been registered under the Securities Act;

(b) the Units must be held indefinitely and Executive is in a financial position to continue to bear the economic risk of the investment in the Units unless the offer and sale of such Units are subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is available (or as otherwise provided in the Aggregator LLC Agreement or Holdings LP Agreement);

(c) there is no established market for the Units and it is not anticipated that there will be any public market for the Units in the foreseeable future;

(d) a restrictive legend in the form set forth below, or in such other form as may be determined by the Aggregator pursuant to the Aggregator LLC Agreement or Holdings pursuant to the Holdings LP Agreement, shall be placed on the certificates, if any, representing the Units:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN REPURCHASE OPTIONS AND OTHER PROVISIONS SET FORTH IN A UNIT SUBSCRIPTION AGREEMENT WITH THE ISSUER, AS AMENDED AND MODIFIED FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED BY THE HOLDER HEREOF AT THE ISSUER’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE”; and

(e) a notation shall be made in the appropriate records of the Aggregator indicating that the Units are subject to restrictions on transfer as provided herein, in the Aggregator LLC Agreement and the Holdings LP Agreement, and, if the Aggregator or Holdings should at some point in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Units.

2. Additional Investment Representations. Executive represents and warrants that:

(a) Executive’s financial situation is such that Executive can afford to bear the economic risk of holding the Units for an indefinite period of time, has adequate means for providing for Executive’s current needs and personal contingencies, and can afford to suffer a complete loss of Executive’s investment in the Units;

(b) Executive’s knowledge and experience in financial and business matters are such that Executive is capable of evaluating the merits and risks of the investment in the Units;

(c) Executive understands that the Units are a speculative investment which involves a high degree of risk of loss of Executive’s investment therein, there are substantial restrictions on the transferability of the Units and, on the Closing Date and for an indefinite period following the Closing, there will be no public market for the Units and, accordingly, it may not be possible for Executive to liquidate Executive’s investment in case of emergency, if at all;

(d) the terms of this Agreement provide that if Executive ceases to be an employee of the Employer or its Affiliates, the Aggregator has the right to repurchase (or redeem, in accordance with Section 6) the Units at a price which may, under certain circumstances, be less than the Fair Market Value thereof;

(e) Executive understands and has taken cognizance of all of the risk factors related to the purchase of the Units and, other than as set forth in this Agreement, the Aggregator LLC Agreement and the Holdings LP Agreement and any other agreement or certificate delivered hereby or thereby, no representations or warranties have been made to Executive or Executive’s representatives concerning the Units or the Aggregator or Holdings or their prospects or other matters;

(f) Executive has been given the opportunity to examine all documents and to ask questions of, and receive answers from, the Aggregator and its representatives concerning the Aggregator, Holdings and Holdings’ Subsidiaries, the Aggregator LLC Agreement, the Holdings LP Agreement, the Aggregator’s organizational documents and the terms and conditions of the purchase of the Units and to obtain any additional information which Executive deems necessary;

(g) all information which Executive has provided to the Aggregator and the Aggregator’s representatives concerning Executive and Executive’s financial position is complete and correct as of the date of this Agreement; and

(h) Executive is or is not an “accredited investor” within the meaning of Rule 501(a) under the Securities Act, as indicated on the Signature Page.

3. Other Representations. Executive acknowledges that the Blackstone Limited Partner, the Carlyle Limited Partner, the H&F Limited Partner, and/or their respective Affiliates may, from time to time, provide services to Holdings or the Aggregator and their respective Affiliates for which a fee will be paid by Holdings, the Aggregator, or their respective Affiliates, as applicable, including an annual monitoring/advisory fee and/or transaction fees.

II-2

Exhibit III

ELECTION TO INCLUDE UNITS IN GROSS

INCOME PURSUANT TO SECTION 83(b) OF THE

INTERNAL REVENUE CODE

The undersigned acquired units (the “Units”) of Mozart Management Aggregator LLC (the “Aggregator”) on [•] (the “Acquisition Date”).

The undersigned desires to make an election to have the Units taxed under the provision of Section 83(b) of the Internal Revenue Code of 1986, as amended (“Code §83(b)”), at the time the undersigned acquired the Units.

Therefore, pursuant to Code §83(b) and Treasury Regulation §1.83-2 promulgated thereunder, the undersigned hereby makes an election, with respect to the Units (described below), to report as taxable income for calendar year 2021 the excess, if any, of the Units’ fair market value on the Acquisition Date over the acquisition price thereof.

The following information is supplied in accordance with Treasury Regulation §1.83-2(e):

1.	The name, address and social security number of the undersigned:

[Name]

SSN: ____-___-_____

2.	A description of the property with respect to which the election is being made:

[Number] Class A Units in the Aggregator

[Number] Class B Units in the Aggregator

3.	The date on which the property was transferred: The Acquisition Date.

4.	The taxable year for which such election is made: Calendar year [•].

5.

The restrictions to which the property is subject, include the following: If the undersigned ceases to be employed by certain affiliates of the Aggregator under certain circumstances, all or a portion of the Units may be subject to forfeiture. The Units are also subject to transfer restrictions.

6.

The aggregate fair market value (on a liquidation basis) on the Acquisition Date of the property with respect to which the election is being made, determined without regard to any lapse restrictions: Class A Units: $[•]; Class B Units: $0.

7.	The aggregate amount paid for such property: Class A Units: $[•]; Class B Units: $0.

The undersigned taxpayer will file this election with the Internal Revenue Service office with which taxpayer files his or her annual income tax return not later than 30 days after the date of transfer of the property. A copy of the election also will be furnished to the person for whom the services were performed. The undersigned is the person performing the services in connection with which the property was transferred.

A copy of this election has been furnished to the Aggregator and Medline Industries, LP pursuant to Treasury Regulations §1.83-2(e)(7).

Dated: _________________, 20	__ _____________________________
[Name]

Appendix A

Restrictive Covenants

1. Non-Competition.

(a) During Executive’s employment with the Employer or its Affiliates (the “Employment Term”) and for a period of one year following the Employment Term (the “Post-Employment Restriction Period”), Executive shall not, anywhere within the Restricted Territories, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant or advisor) or participate in the ownership, management, operation or control of, or be connected in any manner (including, without limitation, as a creditor, lessor or otherwise) with, any Competitive Business.

(b) For purposes hereof, the following term shall have the following meanings; provided, that the scope of businesses and the jurisdictions within which Executive has agreed not to compete pursuant to Section 1(a) (i) during the Employment Period shall, for any challenged activity of Executive, be determined as of the date of any such activity, and (ii) during the Post-Employment Restriction Period shall, for any challenged activity of Executive, be determined as of the last day of the Employment Term.

(i) “Competitive Business” shall mean any business, activity, enterprise or venture that conducts activities or provides products or services that compete with, or are substitutes for, any product or service conducted, offered or provided by Holdings or any of its Affiliates (the “Company Group”) (or that the members of the Company Group took reasonable steps within the preceding six (6) months to conduct, offer, or provide, and of which Executive was aware). For the avoidance of doubt, Competitive Business shall include, but is not limited to, any business of developing, manufacturing, marketing, distributing, and billing payors for medical supplies.

(ii) “Family Member” shall mean, with respect to any natural Person, (w) such natural Person’s spouse, parent, siblings, descendants (including adoptive relationships and stepchildren) and the spouses of each such natural persons (each, a “Related Person”), (x) a trust (including but not limited to an estate planning trust) under which distributions may be made only to such natural Person or Related Person, (y) a charitable remainder trust, the income from which will be paid to such natural Person during his life or (z) a corporation, partnership or limited liability company, the shareholders, partners or members of which are only such natural Person and/or his Related Persons.

(iii) “Restricted Territories” shall mean the United States or any foreign country, state, province or territory where the Company Group conducts its business, directly or indirectly, or has taken reasonable steps to conduct its business. Executive acknowledges that the geographic restrictions set forth in this Section 1 are reasonable and necessary to protect the goodwill of the business conducted by the Company Group.

(c) Nothing herein shall prohibit Executive (together with Executive’s Family Members) from being a passive owner of not more than five percent (in the aggregate) of the outstanding stock of any class of a corporation which is publicly traded so long as none of such Persons has any active participation in the business of such corporation.

2. Non-Solicitation; Non-Interference. During the Employment Term and the Post-Employment Restriction Period, Executive shall not, except in the furtherance of Executive’s duties hereunder, directly or indirectly, through another Person, (a) induce or attempt to induce any individual or entity that is an employee or contractor of Holdings and/or the other members of the Company Group to leave the employ of the Company Group, or in any way interfere with the relationship between Holdings and/or the other members of the Company Group and any such employee or contractor, (b) hire or retain any such individual that was an employee of Holdings and/or any other member of the Company Group at any time during the 12-month period immediately prior to the date on which such hiring or retention would take place, or (c) call on, solicit or service any customer, supplier, licensee, licensor or other business relation of Holdings and/or the other members of the Company Group with whom Executive had business contact or about which Executive had Confidential Information during the Employment Term in order to induce or attempt to induce such Person to cease doing business with the Company Group, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Holdings and/or the other members of the Company Group (including by making any disparaging statements about the Company Group).

3. Nondisclosure. During the course of Executive’s employment and/or service with the Company Group, Executive will have access to Confidential Information. For purposes of this Appendix A, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (regardless of whether patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company Group, including, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw partners and/or competitors. Executive agrees that Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive’s duties hereunder and for the benefit of the Company Group, either during the Employment Term or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the part of any member of the Company Group to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by Executive during the Employment Term. The foregoing shall not apply to information that (a) was known to the public prior to its disclosure to Executive, (b) becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive, (c) becomes available to Executive on a non-confidential basis from a source (other than a member of the Company Group) which is not known by Executive to be prohibited from disclosing such information to Executive or (d) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides Holdings with prior notice of the contemplated disclosure and cooperates with Holdings at its expense in seeking a protective order or other appropriate protection of such information). The terms and conditions of this Appendix A shall remain strictly confidential, and Executive hereby agrees not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal advisors, personal tax or financial advisors and, solely for the purpose of disclosing the limitations on Employee’s conduct imposed by the provisions of this Section 3, prospective future employers, in each case, who agree to keep such information confidential. 18 U.S.C. §1833(b) provides: “[a]n individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Appendix A is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. §1833(b). Accordingly, Executive has the right to disclose in confidence trade secrets to federal, state and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Executive also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

4. Non-Disparagement. Executive shall not, whether in writing (electronically or otherwise) or orally, malign, denigrate, or disparage Holdings, any other member of the Company Group, or any of their respective predecessors or successors, or any of their respective current or former directors, officers, employees, shareholders, partners, members, agents, or representatives (in any such case, to the extent known to Executive), with respect to any of their respective past or present business activities, or otherwise publish (whether in writing (electronically or otherwise) or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light; provided, that the foregoing shall not apply to statements made by Executive in good faith for the purposes of enforcing any of Executive’s rights under this Appendix A or under any other agreement now or hereafter in effect, responding to incorrect public statements, defending against or bringing any claim or claims against or by Executive, including any arbitral or administrative proceedings, so long as such statements are made in connection with a bona fide dispute brought or pending before a court, administrative body or arbitration panel and Executive has a good faith basis for believing that the statements are true, when required to do so by law, subpoena or court order and/or when responding to any inquiry by any regulatory or investigatory organization.

5. Inventions. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the actual or reasonably anticipated business, research and development or existing or future products or services of the Company Group and which are conceived, developed or made by Executive while employed by any member of the Company Group, whether before or after the date of this Appendix A (“Work Product”), belong to Holdings and/or one or more other members of the Company Group. Executive shall promptly disclose such Work Product to the General Partner and, at Holdings’ expense, perform all actions reasonably requested by the General Partner (whether during or after the Employment Term) to establish and confirm such ownership (including executing any assignments, consents, powers of attorney and other instruments). Any copyrightable Work Product prepared in whole or in part by Executive in the course of Executive’s employment by Holdings and/or the other members of the Company Group will be deemed “a work made for hire” under Section 201(b) of the 1976 Copyright Act, and Holdings and/or the other members of the Company Group shall own all of the rights comprised in the copyright therein. Executive hereby assigns all right, title and interest in and to all Work Product to Holdings and/or the other members of the Company Group. Without limiting the generality of the foregoing, Executive agrees to assist Holdings, at Holdings’ expense, in every proper way to secure the rights of the members of the Company Group in the Work Product in any and all countries, including the execution of all applications, specifications, oaths, assignments and all other instruments necessary in order to apply for and obtain rights in such Work Product and in order to assign and convey to the members of the Company Group and their respective successors, assigns and nominees the sole and exclusive right, title and interest in and to such Work Product. Executive further agrees that Executive’s obligation to execute or cause to be executed, when it is in Executive’s power to do so, any such instrument or papers shall continue after the termination of Executive’s Employment Term. If Holdings is unable because of Executive’s mental or physical incapacity or for any other reason (including Executive’s refusal to do so after request therefor is made by Holdings in writing) to secure Executive’s signature to apply for or to pursue any application for any United States or foreign patent, trademark or copyright registrations covering Work Product assigned to Holdings and/or the other members of the Company Group pursuant to this Section 5, then Executive hereby irrevocably designates and appoints Holdings and its duly authorized officers and agents as agent and attorney-in-fact to act for and in Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patent, trademark or copyright registrations thereon with the same legal force and effect as if executed by Executive. Executive agrees not to apply for or pursue any application for any United States or foreign patent, trademark or copyright registrations covering any Work Product other than pursuant to this Section 5 in circumstances where such patent, trademark or copyright registrations are or have been assigned to Holdings and/or the other members of the Company Group. Any written records of Work Product made by Executive (solely or jointly with others) during the term of Executive’s employment with the Employer shall be available to, and remain the sole property of, Holdings and/or the other members of the Company Group at all times.

6. Scope and Enforcement of Covenants.

(a) Executive acknowledges that the provisions of this Appendix A are in consideration of: (i) the issuance of Common Units (if any) and/or the grant of Incentive Units (if any) and (ii) additional good and valuable consideration as set forth in the Agreement. In addition, Executive agrees and acknowledges that the restrictions contained in Section 1 and 2 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. In addition, Executive agrees and acknowledges that the potential harm to the Company Group of the non-enforcement of this Appendix A outweighs any potential harm to Executive of their enforcement by injunction or otherwise. Executive acknowledges that he has carefully read this Appendix A and has given careful consideration to the restraints imposed upon Executive by this Appendix A, and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company Group now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Appendix A is reasonable with respect to subject matter and time period. It is specifically recognized by Executive that his services to Holdings are special, unique, and of extraordinary value, that the Company Group has a protectable interest in the obligations imposed on Executive as provided in this Appendix A and that money damages are insufficient to protect such interest, that there is adequate consideration being provided to Executive hereunder, that such prohibitions would be necessary and appropriate without regard to payments being made to Executive hereunder, and that Holdings would not enter the Agreement with Executive without the restrictions in this Appendix A. Executive further acknowledges that the provisions of this Appendix A are separate and independent of the other sections of the Agreement. In the event that the agreements in this Appendix A shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action. The period of time during which the provisions of Sections 1 and 2 shall be in effect shall be extended by the length of time during which Executive is in breach of the terms thereof.

(b) Notwithstanding anything to the contrary herein, Executive acknowledges and agrees that (i) following the Closing Date, the Aggregator may amend any provision of this Appendix A as it may deem in its discretion to be necessary or advisable to conform such provision to the requirements of, or increase the enforceability of such provision under, applicable law, and no such amendment shall require the consent of Executive so long as such amendment does not impose a greater restraint on Executive than is imposed by such provision as in effect prior to such amendment, and (ii) the Aggregator may, in its discretion, elect to provide additional consideration to Executive as the Aggregator may deem necessary or advisable to conform any provision of this Appendix A to the requirements of, or increase the enforceability of such provision under, applicable law; provided, that in each case of (i) and (ii), the Aggregator shall provide prompt written notice thereof to Executive.

7. Independent Obligations. The provisions of this Appendix A are intended to be cumulative and are intended to be independent obligations of Executive, and shall not be affected by any similar provisions contained in any other agreement entered into by Executive and any member of the Company Group or any policy adopted by any member of the Company Group applicable to its employees generally.

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